EXHIBIT 99.4

STONE RIDGE PARTNERS LLC

599 LEXINGTON AVENUE, SUITE 3801 NEW YORK, NEW YORK 10022 TEL: 212-702-8681 FAX: 212-702-9587

The Board of Directors

Salant Corporation

1114 Avenue of the Americas

New York, NY 10036

Members of the Board:

Stone Ridge Partners LLC (“Stone Ridge”) hereby consents to the inclusion of the opinion letter of Stone Ridge to the Board of Directors of Salant Corporation (“Salant”) as Annex D to, and to the reference thereto under the captions “Salant Letter to Shareholders”, Chapter I – “Summary and Overview of the Merger – SUMMARY”, Chapter III – “Background of the Merger”, Chapter III – “Salant’s Reasons for the Merger and Factors Considered by Salant’s Board”, and Chapter III – “Opinion of Stone Ridge Partners LLC” in the Proxy Statement of Salant Corporation, which forms a part of the Prospectus on Form S-4 of Perry Ellis International, Inc. (“Perry Ellis”), relating to the proposed merger transaction involving Salant and Perry Ellis.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/    Stone Ridge Partners LLC

New York, New York

March 14, 2003